Exhibit 10.1

March 27, 2011
CONFIDENTIAL

Emmis Operating Company
Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, IN 46204
Attention: Jeffrey H. Smulyan

Re:  Third Amendment to Credit Agreement

Ladies & Gentlemen:

Reference is made to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated November 2, 2006, as amended by (i) that certain First Amendment and Consent to Amended and Restated Revolving Credit And Term Loan Agreement, dated as of March 3, 2009, by and among the Emmis Operating Company (the “Company” or “you”), Emmis Communications Corporation (the “Parent”), the lending institutions party thereto (the "Lenders"), the Bank of America, N.A., as administrative agent (the “Administrative Agent”), Deutsche Bank Trust Company Americas, as syndication agent, General Electric Capital Corporation, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch and SunTrust Bank, as co-documentation agents; and (ii) that certain Second Amendment to Amended and Restated Revolving Credit and Term Loan Facility, dated as of August 19, 2009 (as further amended, supplemented, and restated or otherwise modified and in effect from time to time, the "Credit Agreement"), among the Company, the Parent, the Lenders and the Administrative Agent.  Capitalized terms not otherwise defined herein shall have the meaning defined in the Credit Agreement

You have informed us that you desire to amend the Credit Agreement substantially in the form attached hereto as Exhibit A (the “Amendment”).  In connection therewith, you have requested that Canyon Capital Advisors LLC on behalf of funds and accounts managed or advised by it (in such capacity, “Canyon” or “we”), a lender under the Credit Agreement, agree to (i) consent to the Amendment and (ii) make commercially reasonable efforts during the period commencing on March 28, 2011 through and including April 6, 2011 to purchase from other Lenders, at a purchase price of up to par plus accrued and unpaid interest, such additional indebtedness (the “Required Amount”) under the Credit Agreement as will be required (including, if necessary, amounts in excess of an amount that would cause the Required Amount plus the amount described in clause (a) of the definition of Backstop Amount below to exceed the amount required for Canyon to constitute the Required Lenders under the Credit Agreement if either (x) any selling Lender requires that Canyon purchase all of its Loans or (y) Canyon is unable (after using its commercially reasonable efforts to do so) to vote or cause the selling Lender to vote for the Amendment in respect of any previously agreed but not yet settled trades, so long as such excess amount does not exceed in the aggregate 10% of the sum of the Tranche B Term Loans and the Revolving Credit Commitments of Canyon (such cap, the “Excess Cap”)) to ensure that the Amendment has the consent of the Required Lenders (the “Backstop”).  The sum of (a) the Tranche B Term Loans and Revolving Credit Commitments owned by Canyon on the date hereof (being $110 million, of which  $30 million is an amount in respect of previously agreed but not yet settled trades) plus (b) the Required Amount, plus (c) any Tranche B Term Loans that you request us to purchase in excess of the Required Amount and that we agree  (and we will agree to purchase if the amount to be purchased together with any amounts purchased to obtain the Required Amount do not cause the Excess Cap to be exceeded) to purchase (provided that the closing of such purchase shall not be required so long as Canyon obtains voting rights with respect to unsettled purchases) prior to the effectiveness of the Amendment are herein referred to as the “Backstop Amount”; for the avoidance of doubt, the Backstop Amount also includes any Revolving Credit Commitments acquired or held by Canyon prior to the Amendment Effective Date.  We agree to consent to the Amendment and provide the Backstop in accordance with the terms and conditions set forth below.

As consideration for our consent and our providing the Backstop, you agree, if and to the extent the Amendment becomes effective, to provide the then holders of the Tranche B Term Loans and the Revolving Credit Commitments comprising the Backstop Amount with a fee (the “Exit Fee”) upon the redemption or other repayment (including, without limitation, as a result of an acceleration upon any Event of Default, including a proceeding in bankruptcy) of any Tranche B Term Loans or the termination of any Revolving Credit Commitments that are held by us and included in the Backstop Amount.  For purposes of this letter, with respect to the Tranche B Term Loans, the Backstop Amount shall be deemed to be redeemed or prepaid pro rata with all other outstanding Tranche B Term Loans.  Such fee shall be in the amount of (i) in the first six months following the effectiveness of the Amendment (the “Amendment Effective Date”), 3% of the Backstop Amount redeemed or prepaid, and (ii) thereafter, 6% of the Backstop Amount redeemed or prepaid; provided, that the fee in connection with any such Tranche B Term Loans or Revolving Credit Commitments that (i) are redeemed or repaid or terminated more than six months after the Amendment Effective Date but less than one year after the Amendment Effective Date in connection with the consummation of any Asset Sale that was agreed to pursuant to definitive documentation, and submitted to the Federal Communications Commission, during the first six months following the Amendment Effective Date but not consummated at such time due to requirements imposed by the Federal Communications Commission or any other regulatory body, shall be 3%.

The Exit Fee shall be due and payable in cash, promptly upon the redemption or other repayment of any Tranche B Term Loans or termination of the Revolving Credit Commitments included in the Backstop Amount that are held by us, in accordance with the wire instructions to be provided by Canyon, and to any other holder of such Tranche B Term Loans or Revolving Credit Commitments included in the Backstop Amount at the address of such holder on the company’s records.

In further consideration of the efforts of Canyon hereunder, Parent and the Company agree to use all commercially reasonable efforts to receive the required consents and acknowledgements and to take all other actions needed for the consummation of the transactions contemplated herein, and  further agree that for a period of 10 days from the date of this agreement they will not seek nor entertain, nor take any other actions in furtherance thereof, any financing or other transaction which may render unnecessary, inadvisable or replace the Amendment contemplated herein.

Company and Parent agree that, without the consent of Canyon (as long as Canyon owns at least 50% of the amount of Extended Tranche B Term Loans owned by it on the effective date of the Amendment), neither Company nor Parent will obtain any additional secured Indebtedness, whether by amending the existing Credit Agreement or otherwise, after the Effective Date if the “effective yield” on the new indebtedness (which shall be deemed to take account of interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount ) shall be higher than the effective yield of the Extended Tranche B Term Loans.

In recognition of Canyon’s efforts with respect to the Amendment, and for other good and adequate consideration, the adequacy and receipt of which is hereby acknowledged, the Company and Parent agree to indemnify and hold harmless Canyon, and its respective affiliates, officers, directors, employees, agents, successors, trustees and advisors (each such Person an “Indemnified Person”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of the

Amendment, or the transactions contemplated as part of the Amendment including, without limitation, (a) any actual or threatened claim by any other Person, including any other Lender or the Administrative Agent, Parent, the Company or any of their Subsidiaries regarding the negotiation of and entry into the Amendment, or (b) the failure of Parent, the Company or any of their Subsidiaries to offer the same terms to any other Person as offered to Canyon, in each case including, without limitation, the reasonable fees and disbursements of outside counsel incurred in connection with any investigation, litigation or other proceeding, regardless if the same proceeded to litigation (all the foregoing, collectively, the “Indemnified Liabilities”), except to the extent any of the foregoing Indemnified Liabilities result solely from the willful misconduct of any such Indemnified Person. In litigation, or the preparation therefore, such Indemnified Person shall be entitled to select its own counsel and, in addition to the foregoing indemnity, Parent and the Company agree to pay promptly the reasonable fees and expenses of such counsel.

Parent and the Company further agree to pay (a) the reasonable costs of Canyon in negotiating this agreement and the Amendment and the other agreements and instruments mentioned therein, and (b) at any time that Canyon holds at least 50% of the amount of Extended Tranche B Term Loans owned by it on the effective date of the Amendment, (i) the reasonable fees, expenses and disbursements of Canyon’s counsel incurred in connection with the preparation, administration or interpretation of this agreement and the Amendment, each closing thereunder, and any amendments, modifications, approvals, consents or waivers hereto or thereunder, (ii) the fees, expenses and disbursements of Canyon or its affiliates incurred by Canyon or such affiliate in connection with the preparation or interpretation of this agreement and the Amendment and other instruments mentioned therein, (iii) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, and reasonable consulting, accounting, appraisal, investment bank and similar professional fees and charges) incurred by Canyon in connection with (1) the enforcement of or preservation of rights under this agreement or the Amendment against Parent, the Company or any of their Subsidiaries and (2) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to Canyon’s relationship with Parent, the Company or any of their Subsidiaries, and (iv) all reasonable fees, expenses and disbursements of Canyon incurred in connection with searches, filings or recordings.

The covenants contained in this agreement shall be effective and shall apply regardless of the execution of, or failure to execute and deliver, the Amendment and shall survive payment or satisfaction in full of all Obligations.

This agreement is the result of negotiation among, and has been reviewed by counsel to, Canyon, Parent and the Company and is the product of discussions and negotiations among all parties.  Accordingly, this agreement is not intended to be construed against any party merely on account of such party’s involvement in the preparation of such documents.  This agreement, upon the Amendment Effective Date, shall be considered a Loan Document and shall be entitled to the benefits thereof.  Nothing herein shall limit any rights or benefits which may inure to the benefit of Canyon as a Lender under the Amendment or any other Loan Document.

The provisions of this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This agreement may only be amended upon the consent of a majority of the holders of the aggregate outstanding principal amount of the Tranche B Term Loans included in the Backstop Amount.

This agreement shall be governed by and construed in accordance with the internal laws of the State of New York, embodies the entire agreement and supersedes any prior written or oral agreement relating to the subject matter hereof, and may only be amended or waived in writing signed by both you and us.  Any proceeding arising out of this agreement shall be heard in a New York state or federal court sitting in the city and county of New York, to whose jurisdiction and forum Canyon and the

 Company irrevocably submit. The Company also irrevocably consents to the service of process in any such proceeding by mail at the Company’s address set forth above.   This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.  This agreement shall be binding upon the Company and us and its and our respective successors and assigns. WE AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS) WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF THIS AGREEMENT.

(Signature page follows)

Please sign and return to us the enclosed duplicate of this agreement.  The individuals signing this agreement each represent that he or she is authorized to execute and deliver it on behalf of the entity whose name appears above his or her signature.

Very truly yours,

CANYON CAPITAL ADVISORS LLC

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: General Counsel

Accepted and agreed to as of the date first written above:

EMMIS OPERATING COMPANY

By:	/s/ J. Scott Enright
Name: J. Scott Enright
Title: Executive Vice President, General Counsel and Secretary

EMMIS COMMUNICATIONS CORPORATION

By:	/s/ J. Scott Enright
Name: J. Scott Enright
Title: Executive Vice President, General Counsel and Secretary